GLEASON CORPORATION
                              PROMISSORY NOTE
                              ---------------
                             ("RECOURSE NOTE")

$_____________                                            December 31, 1999


                  FOR VALUE RECEIVED, the undersigned, (the "Borrower"), hereby promises to pay to the order of Gleason Corporation, a Delaware corporation (the "Company"), the principal sum (the "Principal Sum") of
[          ] ($ ) in lawful money of the United States of America. The
Borrower also agrees to pay interest (computed on the basis of a 365 or 366 day year, as the case may be) on any unpaid amount of the Principal Sum, from and after the effective date of this Recourse Note until the entire Principal Sum has been paid in full, at the rate of 6.47% per annum, compounded annually.

                  This Recourse Note is subject to the following further terms and conditions:

                  1. Payment Upon Maturity . The Principal Sum and all accrued interest thereon will become due and payable on the earlier to occur of: (a) ten (10) days after Borrower receives cash consideration upon the sale or other transfer, or from any other distribution in respect, from time to time, of Borrower's shares of the capital stock (or voting trust certificates evidencing an indirect interest therein through a voting trust, as the case may be) of the Company and/or options to acquire such shares, provided, however, that if such cash consideration is less than the Principal Sum and all accrued interest thereon then owing, the amount due and payable on such 10th day shall be limited to the amount of such cash consideration received, and the terms of this paragraph 1(a) shall thereafter be reapplied until the remaining outstanding balance of the Principal Sum and accrued interest thereon is paid in full, and (b) December 31, 2010. Notwithstanding the foregoing, in the event that, in connection with that certain Agreement and Plan of Merger dated as of December 8, 1999 by and among the Company, Torque Acquisition Co., L.L.C. and Torque Merger Sub, Inc. (the "Merger Agreement"), the Offer (as defined in the Merger Agreement) does not close on or before June 30, 2000, Borrower shall pay the Principal Sum in three (3) equal, consecutive annual installments, plus all accrued and unpaid interest thereon, on the 15th day of each December beginning on December 15, 2000 until all interest and principal on this Recourse Note has been paid in full. Payments shall be applied first against accrued interest, and thereafter to principal.

                  2. Payment and Prepayment . All payments and prepayments of the Principal Sum of and the accrued interest on this Recourse Note shall be made to the Company or its order, in lawful money of the United States of America at the principal offices of the Company. The Borrower may, at his option, prepay this Recourse Note in whole or in part at any time or from time to time without penalty or premium. Any prepayments of any portion of the Principal Sum of this Recourse Note shall be accompanied by payment of all interest accrued but unpaid hereunder. Upon full and final payment of the Principal Sum of and interest accrued on this Recourse Note, it shall be surrendered to the Borrower and canceled by the Company.

                  3.  Acceleration of Repayment.
                      -------------------------

                           (a)  Upon the earliest to occur of (i) the
thirtieth (30th) day following the Borrower's termination of his employment with the Company or (ii) the date on which the Borrower's employment with the Company is terminated by the Company for "Cause" (as hereinafter defined), the holder of this Recourse Note may declare, by notice given to the Borrower, the entire out standing Principal Sum to be immediately due and payable, whereupon such Principal Sum, and any and all accrued and unpaid interest thereon, shall become due and payable without presentment, demand, protest, notice of dishonor and all other demands and notices of any kind, all of which are hereby expressly waived.

                           (b)  For purposes of paragraph 3(a), "Cause" shall
mean a termination of employment of Borrower by the Company or any of its subsidiaries due to (i) the willful failure by the Borrower to perform the Borrower's duties to the extent such failure or breach has not been cured within 10 days after a written demand for performance is delivered to the Borrower by the Board of Directors of the Company, which demand specifically identifies the manner in which the Board of Directors of the Company believes that the Borrower has not performed the Borrower's duties, (ii) the Borrower's willful failure to comply in any material respect with the lawful directive of the Board of Directors of the Company or such Borrower's superior officer(s), (iii) the engaging by Borrower in gross negligence or the willful engaging by the Borrower in any other conduct, in each case, which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise, or (iv) the conviction of the Borrower of (A) a felony or crime involving dishonesty or fraud or (B) a crime involving moral turpitude which would materially injure relationships with customers, suppliers or employees of the Company or otherwise cause a material injury to the Company.

                  4. Notice. For the purposes of this Recourse Note, notices, demands and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid to the address set forth below the signature of each party hereto or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                  5.  Miscellaneous.
                      -------------

                           (a)  No delay or failure by the Company or the
holder of this Recourse Note in the exercise of any right or remedy shall constitute a waiver thereof, and no single or partial exercise by the holder hereof of any right or remedy shall preclude other or future exercise thereof or the exercise of any other right or remedy.

                           (b)  The headings contained in this Recourse
Note are for reference purposes only and shall not affect in any way the meaning or interpretation of the provisions hereof.

                           (c)  Nothing in this Recourse Note shall confer
upon the Borrower the right to continue in the employment of the Company or any of its subsidiaries or affect any rights which the Company may have to terminate the employment of the Borrower.

                           (d)  The provisions of this Recourse Note shall be
governed by and construed in accordance with laws of the State of New York, without giving effect to the choice of law principles thereof.

                  IN WITNESS WHEREOF, this Recourse Note has been duly executed and delivered to the Company by the Borrower on the date first above written.




Witness:

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